Exhibit 3.6(ii)

OPERATING AGREEMENT

OF

UNIFI TEXTURED POLYESTER, LLC

(A North Carolina Limited Liability Company)

THE LLC MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE NORTH CAROLINA SECURITIES ACT, OR SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS RESTRICTED AS STATED IN THIS OPERATING AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITH OUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING THE MEMBERSHIP INTEREST REPRESENTED BY THIS OPERATING AGREEMENT, THE MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

OPERATING AGREEMENT

OF

UNIFI TEXTURED POLYESTER, LLC

THIS OPERATING AGREEMENT of Unifi Textured Polyester, LLC (the “Company”), a limited liability company organized pursuant to the North Carolina Limited Liability Company Act, is executed effective as of the 23rd day of April, 1998, by and among the Company, Burlington Industries, Inc., a Delaware Corporation (“Burlington”), Unifi, Inc., a New York Corporation (“Unifi”), Unifi Manufacturing, Inc., a North Carolina Corporation (“UMI”) and the persons executing this Agreement as the Managers.

ARTICLE I - FORMATION OF THE COMPANY

1.1 Formation. The Company was formed on April 23, 1998, upon the filing with the Secretary of State of the Articles of Organization of the Company. In consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the rights and obligations of the parties and the administration and termination of the Company shall be governed by this Agreement, the Articles of Organization and the Act.

1.2 Name. The name of the Company is “Unifi Textured Polyester, LLC.” The Members may change the name of the Company from time to time as they deem advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

1.3 Registered Office and Registered Agent. The Company’s registered office within the State of North Carolina and its registered agent at such address shall be as determined from time to time by the Managers.

1.4 Principal Place of Business. The principal place of business of the Company within the State of North Carolina shall be at 7201 West Friendly Avenue, Greensboro, North Carolina 27410, or such place or places and the Managers may from time to time deem necessary or advisable.

1.5 Purposes and Powers.

(a) The purpose and business of the Company shall be to engage in the manufacture and sale of natural textured polyester yarn and any other lawful business for which limited liability companies may be organized under the Act.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6 Term. The Company shall continue in existence until the close of the Company’s business on December 31, 2098, as specified in the Company’s Articles of Organization, unless the Company is earlier dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

1.7 Nature of Members’ Interest. The interests of the Members in the company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither any Member nor a successor, representative or assign of any Member, shall have any right, title or interest in or to any Company property or the right to partition any Property owned by the Company.

ARTICLE II - DEFINITIONS

2.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the North Carolina Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts to which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), and 1.704-1 (b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Contributions” means, as of any day, a Member’s Capital Contributions adjusted as follows:

(i) Increased by the amount of any Company liabilities which, in connection with Distributions, are assumed by such Member or are secured by any Company Property distributed to such Member; and

(ii) Reduced by the amount of cash and the Gross Asset Value of any Company Property distributed to such Member and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event a Member transfers all or any portion of such Member’s Membership Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Membership Interest or portion thereof.

“Agreement” means this Operating Agreement, as amended from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

“Board of Managers”. “Board”, or “Managers” means the Persons executing this Agreement as a member of the Board of Managers or any successor elected to serve as a Manager of the Company pursuant to the terms of this Agreement.

“Burlington” means Burlington Industries, Inc., a Delaware corporation, or any successor-in-interest pursuant to Article XII.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 9.5 of this Agreement.

“ Capital Contribution” means all contributions of cash or property (valued for this purpose at initial Gross Asset Value) made by a Member or the Member’s predecessor in interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Company Cash Flow” for any period means the gross cash proceeds of the Company, other than from Company loans and Capital Contributions, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Managers. Company Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition. Company Cash Flow shall also include all other funds available for distribution and designated as Company Cash Flow by the Managers.

“Company Minimum Gain” means gain as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Net Earnings” for any period means the net income of the Company as determined in accordance with GAAP for such period.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“Disinterested Member” means a Member who is not related (within the meaning of Section 267(b) of the Code, or Section 707(b)(1) of the Code) to either the Member whose Membership Interest is to be transferred as provided in Article XII or the proposed transferee of such Membership Interest.

“Distribution” means any money or other property distributed to a Member with respect to the Member’s Membership Interest, but shall not include any payment to a Member for materials or services rendered nor any reimbursement to a Member for expenses permitted in accordance with this Agreement, including without limitation payments made pursuant to Code Section 707(a) and 707(c).

“Encumbrance” means any lien, pledge, encumbrance, collateral assignment or hypothecation.

“Fiscal Year” means an annual accounting period ending the last Sunday of June of each year during the term of the Company, unless otherwise specified by the Managers.

“GAAP” means generally accepted accounting principles of the United States.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Managers and shall be assumed to approximate the federal income tax basis for such assets;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Managers, as of the following times: (a) the acquisition of an additional interest in the company (other than upon the initial formation of the Company) by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 770 1(g) into account) of such asset on the date of distribution as determined by the Managers; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Profits and Losses herein and Section 10.9 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Managers determine that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

For financial reporting purposes initial asset values shall be assumed to approximate the historical accounting values of such assets determined in accordance with GAAP.

“Majority of Managers” means a combination of Managers constituting more than fifty percent (50%) of the number of Managers then elected and qualified.

“Majority in Interest” means a combination of any Members who, in the aggregate, own more than fifty percent (50%) of the Membership Interests of all Members.

“Manager” means each Person serving on the Board of Managers as provided in this Agreement.

“Member” means each of UMI and Burlington or any other Person admitted as a member of the Company in accordance with this Agreement and the Act. “Members” refers to such Persons as a group.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt”. has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means all of a Member’s rights in the Company, including without limitation, the Member’s share of the Profits and Losses of the Company, the right to receive distributions of the Company’s assets, any right to vote and any right to participate in the management of the company as provided in the Act and this Agreement.

“Nonrecourse Deductions” has the same meaning as stated in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” has the same meaning as stated in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means the Person elected to serve as an officer of the company pursuant to the terms of this Agreement or any other Person that succeeds such Officer. “Officers” refers to such Persons as a group.

“Percentage Interest” means, with respect to any date, the Percentage Interests as stated on Schedule I of this Agreement. The Percentage Interests stated on Schedule I are fixed and shall not vary to reflect changes in the Members’ Adjusted Capital Contributions or other factors, except as specifically provided in Section 9.3B hereof or as adjusted as of Closing to account for errors in the calculation of either Member’s earnings before interest, taxes, depreciation and amortization which served as the basis for the determination of the Percentage Interests specified on Schedule I hereto.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or another entity.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year determined in accordance with Code

Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset), from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation set out hereof;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 10.2, 10.3, 10.5, 10.7, 10.8, 10.9, 10.10, 10.11 or 10.12 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 10.2, 10.3, 10.7, 10.8, 10.9, 10.10, 10.11 or 10.12 hereof shall be determined by applying rules analogous to those set forth in Sections (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Secretary of State” means the Secretary of State of North Carolina.

“Tax Matters Member” means any Member designated by the Mangers as the “tax matters partner,” as that term is defined in the Code and analogous provisions of state, local and foreign law. The initial Tax Matters Member shall be UMI.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, lease, pledge, assignment or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, lease, pledge, assign or hypothecate or otherwise dispose of.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UMI” means Unifi Manufacturing, Inc., a North Carolina corporation, or any successor-in-interest pursuant to Article XII.

“Unifi” means Unifi, Inc., a New York corporation, or any successor-in-interest.

ARTICLE III - RIGHTS AND OBLIGATIONS OF MEMBERS

3.1 Names and Addresses of Members. The names, addresses and Membership Interests and Percentage Interests of the Members are as reflected in Schedule I attached hereto and made a part hereof, which Schedule shall be as amended by the Company as of the effectiveness of any transfer or subsequent issuance of any Membership Interest.

3.2 No Management by Members. The Members in their capacity as Members shall not take part in the management or control of the business, nor transact any business for the Company, nor shall they have power to sign for or to bind the Company.

3.3 Limited Liability. The Members shall not be required to make any contribution to the capital of the Company except as set forth in Article IX, nor shall the Members in their capacity as such be bound by, or liable for, any expense, liability or obligation of the Company except to the extent of their interest in the Company and the obligation to return Distributions made to them under certain circumstances as required by the Act. The Members shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of any of their Membership Interests.

3.4 Bankruptcy of a Member. A Member shall cease to have any power as a Member or a Manager hereunder upon such Member’s bankruptcy, insolvency, dissolution, or assignment for the benefit of creditors. In no event, however, shall a trustee or successor become a substitute Member unless the requirements of Section 12.3 are satisfied.

ARTICLE IV - MANAGEMENT OF THE COMPANY

4.1 General. The day-to-day business and affairs of the Company shall be managed by the Officers under the direction of the Board of Managers except as otherwise provided byte Act. The Board of Managers of the Company shall consist of the individuals determined in accordance with Section 6.2 below. The Officers of the Company shall be such individuals as provided in Article VII.

4.2 Compensation and Expenses. The Board of Managers may direct the Company to pay the Managers and the Officers compensation for serving as Managers or Officers and to reimburse Managers and Officers for expenses incurred by the Managers or Officers in connection with their service to the Company. The Board may also direct the Company to pay reasonable compensation to any member for services rendered to the Company and to reimburse Members for any expenses they incur on behalf of the Company.

4.3 Indemnification of Managers. The Company shall indemnify the Managers to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by a Manager upon the approval of the remaining Managers and the receipt by the company of the signed statement of such Manager agreeing to reimburse the Company for such advance in the event it is ultimately determined that such Manager is not entitled to be indemnified by the Company against such expenses.

4.4 Limitation on Liability. No Manager of the Company shall be liable to the Company for monetary damages for an act or omission in such Person’s capacity as a Manager, except as provided in the Act for (i) acts or omissions which a Manager knew at the time of the acts or omissions were clearly in conflict with the interests of the Company; (ii) any transaction from which a Manager derived an improper personal benefit; or (iii) acts or omissions occurring prior to the date this provision becomes effective. If the Act is amended to authorize further elimination of limitations on the liability of Managers, then the liability of the Managers shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Section 4.4 shall not adversely affect the right or protection of a Manager existing at the time of such repeal or modification.

4.5 Liability for Return of Capital Contribution. The Managers shall not be liable for the return of the Capital Contributions of the Members, and upon dissolution, the Members shall look solely to the assets of the Company.

4.6 Tax Matters. (a) The Managers hereby appoint UMI as the initial Tax Matters Member, to serve as the “tax matters partner” as defined in the Code and to serve in any similar capacity under state, local and foreign law. Subject to the limitations set forth herein, the Managers shall make any and all elections for federal, state, local, and foreign tax purposes including, without limitations, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Membership Interests and Company Distributions; (ii) with the consent of all the Members to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

(b) UMI and the Managers shall exercise their authority and discretion granted under Section 4.6(a) and under each of the other provisions of this Agreement (including but not limited to Section 10.12) relative to the treatment and determination of allocations and adjustments and all other tax matters affecting the Company, the Members or their Membership Interests or Percentage Interests in the Company in such a manner as to preserve the Percentage Interests of the Members as of the date hereof and as is consistent with the legal and fiduciary obligations of the Company and the Managers to each Member of the Company and of UMI to Burlington in respect of a majority Member to a minority Member. Notwithstanding the foregoing, the parties hereto agree that UMI and the Managers shall consult with Burlington before making any allocation and adjustment or other tax election which would materially adversely affect Burlington’s Membership Interests or Percentage Interests in the Company or the value thereof. Should Burlington object to any proposed action on the part of UMI or the Managers, UMI and Burlington shall negotiate in good faith to resolve any disagreement with respect thereto. If UMI, Burlington and the Managers have not resolved any such disagreement within thirty (30) days after Burlington’s receipt of the proposed action, such disagreement shall be submitted to a mutually agreeable third party selected by UMI and Burlington (and in the absence of such agreement, by Ernst & Young) for a final and binding resolution of the disagreement consistent with the concern that any proposed allocation and adjustment or other tax election would not materially adversely affect Burlington’s Membership Interests or Percentage Interests in the Company or the value thereof. The costs and expenses for the services of such dispute resolution procedure shall be borne by the Company.

4.7 Accounting Matters.

(a) The Board of Managers shall cause the treasurer or such other appropriate officer of Company to keep books and records typically maintained by entities engaged in similar businesses to that engaged in by the Company and which set forth true, accurate and complete accounts of the business and affairs of the Company, including a fair presentation of all income, expenditures, assets and liabilities thereof. Such books and records shall include all information necessary to permit the preparation of financial statements in accordance with GAAP.

(b) The Board of Managers shall engage an independent public accounting firm of recognized national standing which is capable of auditing the annual financial statements of the Company in accordance with standards issued by the American Institute of Certified Public Accountants.

(c) The Board of Managers shall cause the treasurer or such other appropriate officer of the Company to prepare and deliver to each Member within fifteen (15) days of the end of each month, and within ten (10) days of the end of each fiscal quarter of the Company, (i) balance sheets of the Company as of the end of such period, and (ii) statements of income and accumulated earnings and changes in cash flows for the Company for such period. The Board of Managers shall cause the treasurer or such other appropriate officer of the Company to prepare and deliver to each Member within sixty (60) days of the end of fiscal year of the Company, (i) balance sheets of the Company as of the end of such fiscal year, and (ii) statements of income and accumulated earnings and changes in cash flows for the Company for such fiscal year, in each case certified by the independent public accounting firm selected pursuant to Section 4.7(b) of this Agreement. Reports will be provided in such form as are necessary for each Member to prepare financial statements which it is required to prepare under applicable law. In addition, within seventy-five (75) days of the end of year taxable year of the Company, the Board of Managers shall cause the treasurer or such other appropriate officer of the Company to prepare and deliver to each Member during the taxable year then ended all of the tax information concerning the Company which is necessary for each Member to prepare its income tax returns for that year. The Company shall bear the cost of providing accounting and tax information regarding the Company reasonably required by each Member in the preparation of such Member’s own financial statements and tax returns.

4.8 Dealings with Members, Managers and Their Affiliates. Each Member understands that the conduct of the Company’s business may from time to time involve business dealings and other transactions and undertakings with one or more of the Members, the Managers or any of their respective affiliates. The Members and the Managers covenant and agree for themselves and for their respective affiliates that each such dealing, transaction or undertaking, unless expressly provided for as part of this Agreement or the Contribution Agreement, shall be at arm’s length, on commercially reasonable terms and in all cases on terms which are fair to the Company. The foregoing shall not apply to the methodology used in the allocation of corporate services and selling, general and administrative expenses between Unifi and the Company, which methodology shall be instead consistent with the methodology used by

Unifi and its affiliated companies and internal divisions during the twelve (12) months ended December 31, 1997.

ARTICLE V - MEETINGS OF MEMBERS

5.1 Place of Meetings. Meetings of Members shall be held at the principal office of the Company, or at such other place, either within or without the State of North Carolina, as shall be designated in the notice of the meeting.

5.2 Annual Meeting. The Members shall meet no less than annually, with such annual meeting to be held at 10:00 A.M. on the first Tuesday in August of each year, if not a legal holiday, but if a legal holiday, then on the next business day which is not a legal holiday, for the purpose of electing Managers and the transaction of such other business as may be properly brought before the meeting.

5.3 Substitute Annual Meeting. If the annual meeting is not held on the day designated by this Agreement, a substitute annual meeting may be called in accordance with Section 5.4. A meeting so called shall be designated and treated for all purposes as the annual meeting.

5.4 Special Meetings. Special meetings of the members shall be called at any time by the President, by any Manager or by any Member upon the execution and delivery to the Company’s secretary of one or more written demands for the meeting, in each case describing the purpose or purposes for which it is to be held.

5.5 Notice of Meetings. At least 10 and no more than 30 days prior to any annual or special meeting of Members, the Company shall notify Members of the date, time and place of the meeting and, in the case of a special meeting, shall briefly describe the purpose or purposes of the meeting. Only business within the purpose or purposes described in the notice may be conducted at a special meeting. If an annual or special meeting is adjourned to a different date, time or place, notice thereof need not be given if the new date, time or place is announced at the meeting before adjournment. It shall be the primary responsibility of the secretary to give the notice, but notice may be given by or at the direction of the President or other person or persons calling the meeting. If mailed, such notice shall be deemed to be effective when deposited in the United States mail with postage thereon prepaid, correctly addressed to the Members’ addresses shown in the Company’s current record of Members.

5.6 Quorum. A majority of the Membership Interests represented in person or by proxy at a meeting of Members shall constitute a quorum. Once the Membership Interests of a Member are represented for any purpose at a meeting, such Membership Interests are deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for the adjournment. In the absence of a quorum at the opening of any meeting of Members, such meeting may be adjourned from time to time by the President.

5.7 Voting of Members. Except as otherwise expressly provided in this Agreement, all action by the Members shall be made by vote of a Majority in Interest of the Members, including (without limitation) any action for which Section 57C-3-03 of the Act, in the absence of this provision, would otherwise require unanimous consent. Voting on all matters shall be by voice vote or by a show of hands, unless any Member represented at the meeting shall demand a ballot vote on a particular matter.

5.8 Action Without Meeting. Any action which the Members could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed, before or after such action, by Members having such percent of the Membership Interest as would be required to take the action at a meeting. The consent shall be delivered to the Company for inclusion in the minutes or filing with the Company’s records and shall be circulated to all Members not signing the consent within thirty days of the Company’s receipt of such action.

ARTICLE VI - BOARD OF MANAGERS

6.1 General Powers. The Members hereby delegate management of the business and affairs of the Company to the direction of the Board of Managers, except as otherwise provided herein or in the Act.

6.2 Number, Term and Qualification. The Board of Managers of the Company shall consist of five (5) individuals, two (2) elected by Burlington and three (3) elected by Unifi. The Members at any annual meeting may by action approved by both Burlington and Unifi change the number of Managers to be elected. The initial Board of Managers of the Company shall be as set forth on the signature page hereto and their consent to serve in such capacity shall be evidenced by their signature. Each Manager’s term shall expire at the annual meeting next following the Manager’s election as a Manager, provided that, notwithstanding the expiration of the term of the Manager, the Manager shall continue to hold office until a successor is elected and qualifies or until his death, resignation, removal or disqualification or until there is a decrease in the number of Managers. No individual who is not a director, officer or employee of a Member may serve as a Manager of the Company.

6.3 Removal. A Manager may be removed from office with or without cause only by the Member that is entitled to elect his successor.

6.4 Limitations on Power of Managers. Without the consent of all of the members of the Board of Managers and each of the Members of the Company, the Company shall not:

(i) amend or restate this Agreement or any of the other organizational documents or agreements of the Company;

(ii) sell, lease, exchange or otherwise dispose of any of the property or assets (with or without goodwill) of the Company outside of the ordinary course of business,

in one or more transactions consummated from and after the “Effective Time” (as defined in the Contribution Agreement), which in the aggregate shall exceed 51% of the total assets of the Company as of the end of its most recently completed fiscal year prior to the date of any such transaction;

(iii) be a party to any transaction whereby the Company acquires, whether by redemption, exchange or direct purchase, any of the outstanding equity interests of the Company;

(iv) enter into any transaction or agreement with or for the benefit of or the payment of any money to or the transfer of any assets or property to (a) either Member or any entity in which either Member has any ownership interests, or (b) any director, officer, manager, employee, agent or affiliate of either Member or of any entity in which either Member has any ownership interests; provided, however, that the foregoing restriction shall not apply to any transactions or agreements expressly permitted by Section 4.8 of this Agreement or expressly provided for as part of this Agreement or in that certain Contribution Agreement of even date herewith by and between the Company and the initial Members of the Company (the “Contribution Agreement”);

(v) whether through any acquisition of assets or of equity interests in any other person or entity or otherwise, cause or permit the Company to acquire or engage in any business other than the “Business” as defined in the Contribution Agreement or in any business which in the future would involve alternative methods of manufacturing natural textured polyester yarn;

(vi) make any loans or otherwise extend credit to any person or entity other than in the ordinary course of business; or

(vii) cause or permit the Company to (A) file a petition under the Federal Bankruptcy Code or similar applicable law, or initiate any other proceeding for the release of insolvent debtors; (B) generally fail to pay its debts as such debts become due; (C) seek or consent to the appointment of a custodian for all or a substantial portion of its assets; (D) benefit from or be subject to the entry of an order for relief by any court of insolvency; (E) make an admission of insolvency seeking the relief provided in the Federal Bankruptcy Code or any other insolvency law; (F) make an assignment for the benefit of creditors; (G) have a receiver appointed, voluntarily or otherwise, for its property which (in any case other than a voluntary appointment) is not removed within 60 days of such appointment; (H) permit a judgment to be obtained against it which is not promptly paid or promptly appealed and secured pending appeal; (I) become insolvent, however otherwise evidenced; or (J) liquidate or dissolve.

If the Board of Managers or any Member attempts to do any of the acts prohibited by this Section 6.4, then any such attempted act other than in accordance with this Section shall be, and is hereby declared, void ab initio.

ARTICLE VII - MEETING OF MANAGERS

7.1 Annual and Regular Meetings. The annual meeting of the Board of Managers shall be held immediately following the annual meeting of the Members. The Managers may by resolution provide for the holding of regular meetings of the Board of Managers on specified dates and at specified times. If any date for which a regular meeting is scheduled shall be a legal holiday, the meeting shall be held on a date designated in the notice of the meeting during either the same week in which the regularly scheduled date falls or during the preceding or following week. Regular meetings of the Board of Managers shall be held at the principal office of the Company or at such other place as may be designated in the notice of the meeting.

7.2 Special Meetings. Special Meetings of the Board of Managers may be called by or at the request of the President or any Manager. Such meetings may be held at the time and place designated in the notice of the meeting.

7.3 Notice of Meetings. The annual and regular meetings of the Board of Managers may be held upon notice of the date, time, place or purpose of the meeting. The secretary or other person or persons calling a special meeting shall give notice by any usual means of communication to be sent at least two days before the meeting if notice is sent by means of telephone, telecopy or personal delivery and at least five days before the meeting if notice is sent by mail. A Manager’s attendance at, or participation in, a meeting for which notice is required shall constitute a waiver of notice, unless the Manager at the beginning of the meeting (or promptly upon arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

7.4 Quorum. A majority of the Managers in office shall constitute a quorum for the transaction of business at a meeting of the Board of Managers.

7.5 Manner of Acting. Except as otherwise expressly provided in this Agreement, the affirmative vote of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers.

7.6 Presumption of Assent. A Manager who is present at a meeting of the Board of Managers at which action on any matter is taken is deemed to have assented to the action taken unless he objects at the beginning of the meeting (or promptly upon arrival) to holding, or transacting business at, the meeting, or unless his dissent or abstention to such action with the presiding officer of the meeting before its adjournment or with the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not apply to a Manager who voted in favor of such action.

7.7 Action Without Meeting. Action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting if one or more written consents describing the action taken shall be signed, before or after such action, by the number of Managers as would be required to take the action at a meeting, and included in the minutes or filed with the Company records. Action taken without a meeting is effective when the last Manager required for approval of the action signs the consent, unless the consent specifies a different effective date.

7.8 Meeting by Communication Device. The Board of Managers may permit the Managers to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communicating by which all Managers participating may simultaneously hear each other during the meeting. A Manager participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE VIII - OFFICERS

8.1 Titles. The Officers of the Company shall be a president, a secretary and a treasurer and may include a chairman and vice chairman of the Board of Managers, one or more vice presidents, a controller, one or more assistant secretaries, one or more assistant treasurers, one or more assistant controllers, and such other Officers as shall be deemed necessary. The Officers shall have the authority and perform the duties as set forth herein or as from time to time may be prescribed by the Managers or the President (to the extent that the President is authorized by the Managers to prescribe the authority and duties of officers). Any two or more offices may be held by the same individual, but no Officer may act in more than one capacity when action of two or more Officers is required.

8.2 Election; Appointment. The initial Officers of the Company shall be set forth in Schedule II attached hereto and shall serve in such capacities until the earlier to occur of the next annual meeting of the Board of Managers, such Officers’ removal by the Managers, resignation or death. The Officers of the Company shall be elected at the annual meeting by the Board of Managers or appointed from time to time by the president (to the extent that the president is authorized by the Board of Managers to appoint officers). No individual who is not a director, officer or employee of a Member may serve as an Officer of the Company.

8.3 Removal. Any Officer may be removed by the Board of Managers at any time with or without cause whenever in its judgment the best interests of the Company will be served, but removal shall not of itself affect the Officer’s contract rights, if any, with the Company.

8.4 Vacancies. Vacancies among the officers may be filled and new offices may be created and filled by the Board of Managers or by the president (to the extent authorized by the Board of Managers).

8.5 Chairman and Vice Chairman of the Board of Managers. The chairman of the Board of Managers, if such officer is elected, shall preside at meetings of the Board of Managers and shall have such other authority and perform such other duties as the Managers shall designate. The vice chairman, if elected, shall preside at meetings of the Board of

Managers in the absence of the chairman and shall have such other authority and perform such other duties as the Managers shall designate.

8.6 President. The president shall be in charge of the general affairs of the Company in the ordinary course of its business and shall preside at meetings of the officers. The president may perform such acts not inconsistent with the Act or this Agreement and may sign and execute all authorized notes, bonds, contracts and other obligations in the name of the Company. The president shall have such other powers and perform such other duties as the Board of Managers shall designate or as are customarily considered as a power of a president within limitations imposed by the Act or elsewhere in this Agreement.

8.7 Vice President. The vice president, if such officer is elected or appointed, shall exercise the powers of the president during that officer’s absence or inability to act. Any action taken by a vice president in the performance of the duties of the president shall be presumptive evidence of the absence or inability to act of the president at the time the action was taken. The vice president shall have such other powers and perform such other duties as may be assigned by the Board of Managers or by the president.

8.8 Secretary. The secretary shall keep accurate records of the acts and proceedings of all meetings of Members and of the Managers and shall give all notices required by the Act and by this Agreement. The secretary shall have general charge of the books and records of the Company and shall have the responsibility and authority to maintain and authenticate such books and records. The secretary shall have the general charge of the transfer books of the Company and shall keep at the principal office of the company a record of Members and Managers, showing the name and address of each Member and Manager and the Membership Interests held by each Member. The secretary shall sign such instruments as may require the signature of the secretary, and in general shall perform the duties incident to the office of the secretary and such other duties as may be assigned from time to time by the Board of Managers or the president.

8.9 Assistant Secretaries. Each assistant secretary, if such officer is elected, shall have such powers and perform such duties as may be assigned by the Board of Managers or the president, and the assistant secretaries shall exercise the powers of the secretary during that officer’s absence or inability to act.

8.10 Treasurer. The treasurer shall have custody of all funds and securities belonging to the Company and shall receive, deposit or disburse the same. The treasurer shall in general perform all duties incident to the office, including those specified in Section 4.7 of this Agreement, and such other duties as may be assigned from time to time by the Board of Managers or the president.

8.11 Assistant Treasurers. Each assistant treasurer, if such officer is elected, shall have such powers and perform such duties as may be assigned by the Board of Managers and the assistant treasurers shall exercise the powers of the treasurer during that officer’s absence or inability to act.

8.12 Controller and Assistant Controllers. The controller, if such officer is elected, shall have charge of the accounting affairs of the Company and shall have such other powers and perform such other duties as the Board of Managers shall designate. Each assistant controller shall have such powers and perform such duties as may be assigned by the Board of Managers and the assistant controllers shall exercise the powers of the controller during that officer’s absence or inability to act.

8.13 Voting Upon Stocks. Unless otherwise ordered by the Board of Managers, the President shall have full power and authority on behalf of the Company to attend, act and vote at meetings of the shareholders of any corporation or members of any limited, liability company in which the Company may hold stock or membership interest, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such stock or membership interest and which, as the owner, the Company might have possessed and exercised if present. The Board of Managers may by resolution from time to time confer such power and authority upon any other Person or Persons.

ARTICLE IX - CAPITAL CONTRIBUTIONS AND LOANS

9.1 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, the Members have each contributed cash to the Company in the respective amounts set forth as the initial Capital Contribution opposite their names on Schedule I attached hereto.

9.2 Borrowing Additional Funds. In the event that the Board of Managers determines at any time (or from time to time) that additional funds are required by the Company for or in respect of its business or to pay any of its obligations, expenses, costs, liabilities or expenditures (including, without limitation, any operating deficits or distributions required hereunder), then the Board of Managers, in its sole discretion, may borrow all or part of such additional funds on behalf of the Company, with interest payable at then-prevailing rates, from one or more of the Members or from commercial banks or other commercial lending institutions.

9.3A Additional Capital Contributions. At the Closing of the transactions contemplated under and as defined in the Contribution Agreement, Burlington shall contribute the “Burlington Assets” (as defined in the Contribution Agreement) as part of Burlington’s Capital Contribution to the Company and Unifi and UMI shall contribute the “Unifi Assets” (as defined in the Contribution Agreement) as part of UMIs Capital Contributions to the Company. Such contributions shall be made on the terms and subject to the conditions set forth in the Contribution Agreement.

9.3B Other Additional Capital Contributions. If the Board of Managers determines that additional assets, properties, or funds are required for the purposes set forth in Section 9.2 of this Agreement and that all or any portion of such additional funds should be contributed to the Company as additional Capital Contributions, the Board may propose to the Members that the Members make additional Capital Contributions. Upon the prior written consent of a majority in interest of the Members to make such additional Capital Contributions, the Members shall make the additional Capital Contributions to the Company in proportion to the Members’ Percentage Interests, on such terms as proposed by the Board and approved by the Majority in Interest of the Members; provided, however, that any Member which does not approve the terms of the additional Capital Contribution (a “Declining Member”) shall not be required to make any such contribution, but such Declining Member’s refusal shall not preclude all other Members from making their pro rata share of the additional Capital Contributions and, as such other Members may elect, to pay the pro rata share which the Declining Member refused to pay (which may be made in such proportions as the participating Members may agree).

In the event that at any time additional Capital Contributions are made to the Company by one or more Members, and one or more Members shall decline their option to make proportionate additional Capital Contributions to the Company in accordance with the proposal made to the Members by the Board, then the Percentage Interests and Membership Interests of the Members shall be adjusted as follows: with respect to each Member, the Member’s Percentage Interest prior to making additional Capital Contributions (expressed as a decimal) shall be multiplied times the product obtained by multiplying (x) the earnings before interest, depreciation, and amortization of the Company for the four-quarter period ending with the quarter for which quarterly financial statements are required to have been most recently provided to Members, times (y) seven (7). The resulting product (the “Enterprise Value”) for each Member shall be, in the case of Members contributing capital, increased by the dollar amount of such capital contributed, and, in the case of Members declining to contribute capital, remain the same (as adjusted, the “Adjusted Enterprise Value”). The resulting dollar amounts of Adjusted Enterprise Value for each Member shall then be totaled (such aggregate Values being the “New Enterprise Value”). The new Percentage Interest of each Member shall be determined by dividing its Adjusted Enterprise Value by the New Enterprise Value. The resulting decimal fraction, multiplied by 100, shall be the new Percentage Interest of each such Member.

9.4 No Interest on Capital Contributions. No interest shall be paid on any contribution to the capital of the Company.

9.5 Capital Accounts. A Capital Account shall be established for each Member and shall be credited with each Member’s initial and any additional Capital Contributions. All contributions of property to the Company by a member shall be valued and credited to the Member’s Capital Account at such property’s Gross Asset Value on the date of contribution; provided that the values assigned to such contributed property may not be changed or adjusted, other than in accordance with the definition of Gross Asset Value in Section 2.1 above, without the prior written consent of a majority in interest of the Members. All distributions of property to a Member by the Company shall be valued and debited against such Member’s Capital Account at such property’s Gross Asset Value on the date of distribution. Each Member’s Capital Account shall at all times be determined and maintained pursuant to the principles of this Section 9.5 and Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be increased in accordance with such Regulations by:

(i) The amount of Profits allocated to the Member pursuant to this Agreement; and

(ii) The amount of any Company liabilities assumed by the Member or which are secured by any Company Property distributed to such Member.

Each Member’s capital account shall be decreased in accordance with such Regulations by:

(i) The amount of Losses allocated to the Member pursuant to this Agreement;

(ii) The amount of Company Cash Flow distributed to the Member pursuant to this Agreement; and

(iii) The amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In addition, each Member’s Capital Account shall be subject to such other adjustments as may be required in order to comply with the capital account maintenance requirements of Section 704(b) of the Code.

In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Treasury Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member upon dissolution of the company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

ARTICLE X - ALLOCATIONS, ELECTIONS AND REPORTS

10.1 Profits and Losses.

(a) After giving effect to the allocations stated in Section 10.1(b) and Sections 10.2 through 10.14, Profits and Losses of the Company and all items of tax credit and tax preference shall be allocated among the Members such that (x) for the five-year period specified in Section 11.1(a) of this Agreement Burlington shall receive a maximum allocation of taxable income of the Company in each annual period as specified in Section 11.1(a) of this Agreement of no more than the lesser of: (i) $12.0 million, on an annualized basis, or (ii) the actual taxable income of the Company (before the tax deduction of tax depreciation associated with the “Burlington Assets” and the “Unifi Assets” (as defined in the Contribution Agreement)) for such same annualized period (in either (i) or (ii), however, such taxable income is after having given effect to Burlington’s tax depreciation expense for such comparable periods associated with the “Burlington Assets” (as defined in the Contribution Agreement) in the manner specified in Section 10.5 of this Agreement), and (y) following the completion of the five-year period specified in Section 11.1(a) in accordance with the Members’ respective Percentage Interests.

(b) Losses allocated pursuant to this Section 10.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to this Section 10.1, the limitation set forth in this Section 10.1 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum possible Losses to each Member under Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations.

10.2 Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in accordance with their respective Percentage Interests.

10.3 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

10.4 Allocations Between Transferor and Transferee. In the event of the transfer of all or any part of a Member’s Membership Interest (in accordance with the provisions of this Agreement) at any time other than at the end of a Fiscal Year, or the admission of a new Member (in accordance with the terms of this Agreement), the transferring Member or new Member’s share of the Company’s income, gain, loss, deductions and credits, as computed both for accounting purposes and federal income tax purposes, shall be allocated between the transferor Member and the transferee Member, or the new Member and the other Members, as the case may be, in the same ratio as the number of days in such Fiscal Year before and after the date of the transfer or admission; provided, however, that if there has been a sale or other disposition of the assets of the Company (or any part thereof) during such Fiscal year, then upon the mutual agreement of all the Members (excluding the new Member and the transferring Member), the Company shall treat the periods before and after the date of the transfer or admission as separate Fiscal Years and allocate the Company’s net income, gain, net loss, deductions and credits for each of such deemed separate Fiscal Years. Notwithstanding the foregoing, the Company’s “allocable cash basis items,” as that term is used in Section

706(d)(2)(B) of the Code, shall be allocated as required by Section 706(d)(2) of the Code and the Treasury Regulations thereunder.

10.5 Special Allocations. In all events for federal and state income tax purposes, depreciation expense and tax credits resulting from or associated with the Capital Contributions of the “Burlington Assets” and the “Unifi Assets” (as defined in the Contribution Agreement) to the Company shall be specifically allocated to the specific Member contributing such assets. Unifi or UMI shall be specifically allocated the federal, state and foreign (if any) income tax amortization of any amounts payable pursuant to the Letter Agreement of Unifi and Burlington of even date herewith regardless of whether the same is recorded as an intangible asset of Unifi, UMI or the Company.

10.6 Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution.

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 10.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or Distributions pursuant to any provision of this Agreement.

10.7 Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), and notwithstanding any other provision in this Article X, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f) and 1.704- 2(j)(2). This Section 10.7 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation 1.704-2(f) and shall be interpreted consistently therewith.

10.8 Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), and notwithstanding any other provision in this Article X, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required, to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 10.8 is intended to comply with the Member Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

10.9 Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution as described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4) through (6) which causes or increases a deficit capital account balance in such Member’s Capital Account (as determined in accordance with such Regulations) items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 10.9 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article X have been tentatively made as if this Section 10.9 were not in the Agreement. This provision is intended to be a “qualified income offset,” as defined in Treasury Regulation Section 1.704-l(b)(2)(ii)(d), such Regulations being specifically incorporated herein by reference.

10.10 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.10 shall be made if and only to the extent that such member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if this Section 10.10 and Section 10.9 hereof were not in this Agreement.

10.11 Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1 (b)(2)(iv)(m)(4) applies.

10.12 Curative Allocations. The allocations set forth in Sections 10.1(b), 10.2, 10.3, 10.7, 10.8, 10.9, 10.10, 10.11 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.12. Therefore, notwithstanding any other provision of this Article X (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 10.1(a). In exercising their discretion under this Section 10.12, the Managers shall take into account future Regulatory Allocations under Sections 10.7 and 10.8 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 10.2 and 10.3.

10.13 Compliance with Treasury Regulations. The above provisions of this Article X notwithstanding, it is specifically understood that the Managers may, without the consent of any Members, make such elections, tax allocations and adjustments as the Managers deem necessary or appropriate to maintain to the greatest extent possible the validity of the tax Allocations set forth in this Agreement, particularly with regard to Treasury Regulations under Code Section 704(b).

10.14 Tax Withholding. The Company shall be authorized to withhold and pay, on behalf of any Member, any amounts to any federal, state or local taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or the North Carolina General Statutes or other income tax or revenue laws of any taxing authority. To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a cash Distribution to such Member and shall reduce the amount otherwise distributable to such Member.

ARTICLE XI - DISTRIBUTIONS

11.1 Company Cash Flow.

(a) For each year of the five (5) years commencing immediately from and after the “Effective Time” (as such term is defined in the Contribution Agreement) and ending on the fifth anniversary thereof, the Company will distribute:

(i) to Burlington (A) $9.4 million of Company Net Earnings determined on an annualized basis, and (B) $12.0 million of Company Cash Flow also determined on an annualized basis, less the amount of Company Net Earnings distributable to Burlington pursuant to the immediately preceding clause (A) with respect to the corresponding annual period; and

(ii) to Unifi (A) all Company Net Earnings not distributable to Burlington with respect to such annual period in accordance with the immediately preceding sentence, also determined on the same annualized basis, and (B) so much of Company Cash Flow on an annualized basis calculated by dividing the Company Cash Flow distributed to Burlington in excess of the Company Net Earnings distributed to Burlington by the Percentage Interest of Burlington (“Excess Cash Flow”), with such Excess Cash Flow reduced by the Company Cash Flow distributed to Burlington, with respect to such annual period in accordance with the immediately preceding sentence, also determined on the same annualized basis.

The foregoing distributions shall be earned, declared and paid to the Members quarterly in an amount equal to 25 % of the annual amount distributable pursuant to the foregoing provisions of this Section 11.1 (a), beginning in the fiscal quarter during which the “Closing” (as defined in the Contribution Agreement) shall occur. The first and last such payments shall be prorated on the basis of a 52-week year for the number of weeks within the fiscal quarter of the Company to which they relate should the Closing not occur on the first day of a fiscal quarter of the Company. Each quarterly distribution shall be declared and paid by the Company to the Members on a business date prior to the last business date of the corresponding fiscal reporting quarter of each such Member as will make such distribution reportable in the financial reports of such Member for the fiscal quarter in which the distribution is declarable and payable. The Company shall base the determination of the availability of Company Net Earnings or Company Cash Flow from which distributions may be declared and paid for any given quarterly distribution (a) if such distribution which is to be made with respect to any of the first four quarters for which the determination is to be made, on the first-year forecast for the Company, and (b) thereafter, on the quarterly average of Company Net Earnings and Company Cash Flow, respectively, over the immediately preceding four quarters.

(b) Following the completion of the five-year period specified in Section 11.1 (a), the Company will distribute all Company Net Earnings to the Members in accordance with their respective Percentage Interests and at such times as the Managers shall determine, but in any case not less frequently than quarterly within fifteen (15) days following the end of each fiscal quarter of the Company.

11.2 Distributions in Liquidation. Upon liquidation of the Company, all of the Company’s Property shall be sold as provided in Section 14.3 and Profits and Losses allocated accordingly. Proceeds from the liquidation of the Company shall be distributed in accordance with the provisions of Section 14.3.

11.3 Limitation Upon Distributions. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act.

11.4 Loans to Members. No loan or other advance shall be made by the Company to any Member, and Manager, or any director, officer, employee or affiliate of a Member without compliance with the provisions of Section 6.4 of this Agreement.

ARTICLE XII - TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

12.1 Restrictions on Transfer.

(a) Subject to the terms of Article XIII, without the prior written consent of each Member, (i) no Member may voluntarily or involuntarily Transfer, or create or suffer to exist any Encumbrance against, all or any part of such Member’s record or beneficial interest in the Company and (ii) no Person may be admitted to the Company as a Member. Except for withdrawals in connection with a Transfer of Membership Interest permitted by this Agreement, no Member may withdraw from the Company without the consent of the Majority in Interest of the Disinterested Members.

(b) Notwithstanding the foregoing restrictions set forth in Section 12.1(a), any Member may, without the consent of any other Member, transfer all, but not less than all, of its Membership Interest to a controlled affiliate of such Member for such period as such subsidiary shall remain a controlled affiliate; provided that all other provisions of this Article XII are satisfied and, provided further that the transferring Member shall guarantee the full performance of the transferee’s obligations hereunder.

(c) Also notwithstanding the foregoing restrictions set forth in Section 12.1(a), any Member may transfer all, but not less than all, of its Membership Interests to an unaffiliated third party, provided that: (i) the effectiveness of such transfer is on a date after the fifth anniversary of the Closing Date, (ii) the conveying Member has first complied with the provisions of Article XIII of this Agreement and such conveyance is effected in accordance with such terms, (iii) if Unifi is the conveying Member and Burlington is a Member of the Company at the time when the proposed conveyance becomes a “Buy-Sell Event” (as hereinafter defined), Unifi shall have given Burlington the “Buy-Sell Notice” (as hereinafter defined) and Burlington shall have been extended the right (but not the obligation) to participate in the proposed conveyance by transferring its Membership Interests to the proposed transferee on terms (including as to price and type of consideration) which are no less favorable than those which Unifi would obtain and the closing on the Unifi and the Burlington conveyances occurs simultaneously, and (iv) all of the other provisions of this Article XII are satisfied.

(d) Each Member acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement. Accordingly, the restrictions on Transfer shall be specifically enforceable. Each Member further agrees to hold the Company and each Member harmless from any cost, liability, or damages (including without limitation liabilities for taxes and costs of enforcing this indemnity) incurred by such indemnified Person as a result of a Transfer or attempted Transfer in violation of this Agreement.

12.2 Conditions Precedent to Transfers. Any Transfer or Encumbrance otherwise complying with Section 12.1 will be ineffective until all of the following conditions are satisfied:

(a) The transferor and transferee of the interest have furnished to the Company the instruments and assurances the Managers may request, including without limitation, if requested, an opinion of counsel satisfactory to the Company that the interest in the Company being Transferred or Encumbered has been registered or is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws; and

(b) All obligations of the transferring Member to its Membership Interest (including without limitation any due and unpaid additional Capital Contributions pursuant to Section 9.3 above) have been paid.

12.3 Substituted Members. No assignee or transferee of a Membership Interest shall be admitted as a substituted Member of the Company unless, in addition to compliance with the conditions set forth in Section 12.1 and 12.2, all of the following conditions are satisfied:

(a) The assignee or transferee has executed and delivered all documents deemed appropriate by the Managers to reflect such Person’s admission to the Company and agreement to be bound by this Agreement; and

(b) If requested by the Managers, payment has been made to the Company of all costs and expenses of admitting such transferee or assignee as a substituted Member.

12.4 Rights of Transferee. Any purported Transfer that is not permitted hereunder shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not permitted (or the Board of Managers elects to recognize a Transfer that is not permitted hereunder), the interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

ARTICLE XIII - BUY-SELL

13.1 Buy-Sell. Each of the following events shall constitute a “Buy-Sell Event” under this Agreement;

(a) The dissolution and winding-up of a Member;

(b) A judicial determination of the insolvency of any Member;

(c) Any filing of a petition or suit under the bankruptcy laws by or against a member that is not dismissed within sixty (60) days;

(d) Any attempted voluntary or involuntary Transfer or Encumbrance of all or any part of a Member’s Membership Interest in a manner not expressly permitted by this Agreement;

(e) Any material breach of this Agreement or any material breach by either Burlington or Unifi of any of their respective material obligations under the provisions of the Supply Agreements to be entered into, respectively, by and between Burlington and the Company and by and between Unifi and the Company as of the “Effective Time” (as defined in the Contribution Agreement) which is not cured within ten (10) days after written notice of such breach is given to the Member by the Company;

(f) Any attempted withdrawal by a Member from the Company other than as may be expressly permitted by this Agreement;

(g) A Member receives a bona fide written offer from an unaffiliated third party to purchase all, but not less than all, of such Member’s Membership Interest, the acceptance of which offer the receiving Member indicates in writing.

13.2 Buy-Sell Notice. Upon the occurrence of a Buy-Sell Event, the Member to whom such event has occurred (the “Withdrawing Member”), shall give notice of the Buy-Sell Event (the “Buy-Sell Notice”) to the other Members within ten (10) days after its occurrence. If the Withdrawing Member fails to give the Buy-Sell Notice, any other Member (other than a Withdrawing Member) may give the notice at any time thereafter and by so doing commence the buy-sell procedure provided for in this Article XIII.

13.3 Member’s Purchase Option; Burlington’s Put Option.

(a) Upon the occurrence of a Buy-Sell Event, each of the Members, except the Withdrawing Member and any other Withdrawing Member, shall have an option to purchase (the “Purchase Option”) the Withdrawing Member’s Membership Interest at the Buy-Sell Closing (hereinafter defined) on the terms and conditions set forth in this Article XIII. This right will be allocated among the Members who elect to purchase (the

“Purchasing Members”) in the proportion they mutually agree upon, or, in the absence of agreement, in the ratio that each of the Purchasing Member’s Percentage Interest bears to the aggregate Percentage Interests of all Purchasing Members. The Purchasing Members must give notice of their election to exercise their Purchase Option to the Withdrawing Member and all other Members within thirty (30) days following delivery of the Buy-Sell Notice.

(b) In the event Unifi is the Withdrawing Member and Burlington is a Member of the Company at the time of the occurrence of the Buy-Sell Event, and the Buy-Sell Event is one specified in Section 13.1(d), (e), (f) or (g) or involves a breach by Unifi, UMI or the Company of any of the provisions of this Agreement regarding the allocations or distributions to Burlington of any Profits or Losses, Company Net Earnings or Company Cash Flow in any manner inconsistent with the requirements of this Agreement and which is not cured within ten (10) days after written notice of such breach is given to Unifi by Burlington, if it is not reasonably possible to cure such breach within a ten (10) day period, Unifi shall fail to commence a cure immediately and to prosecute diligently such cure to conclusion in as expedited a manner as is reasonably possible, (which event shall also be considered a Buy-Sell Event for purposes of this Article XIII), then Burlington at its option may elect not to exercise its Purchase Option set forth in the preceding Section 13.3(a) but instead may elect to cause Unifi to purchase (the “Burlington Put Option”) Burlington’s Membership Interest at the Buy-Sell Closing on the terms and conditions set forth in this Article XIII. Burlington must give notice of its election to exercise the Burlington Put Option to Unifi within thirty (30) days following the delivery of the Buy-Sell Notice. If Burlington elects to exercise the Burlington Put Option, Burlington shall be considered the Withdrawing Member and the Member selling its Membership Interest for purposes of Sections 13.5, 13.6 and 13.7 of this Agreement.

13.4 Assignment of Purchase Option. If at the occurrence of a Buy-Sell Event, there exist only two (2) then-current Members (including the Withdrawing Member), the Member that is not withdrawing shall have the option during the thirty (30) day period set forth in Section 13.3 to assign its Purchase Option to any Person other than the Withdrawing Member (the “Purchase Option Assignee”), including without limitation the Company, by notifying the Withdrawing Member and the Company of such assignment in writing. After delivery of such notice, the Purchase Option Assignee shall have the option to purchase the Withdrawing Member’s Membership Interest on the same terms and conditions as would apply to the Member from which the Purchase Option was assigned; provided, however, that the Purchase Option Assignee shall not have the rights of assignment set forth in this Section 13.4. In the event the Purchase Option Assignee does not exercise the Purchase Option, the Purchase Option Assignee shall have no further rights under this Agreement.

13.5 Agreement on Valuation. Unless otherwise agreed in writing by the purchaser(s) and seller within sixty (60) days of the receipt of a Buy-Sell Notice, the purchase price for the Withdrawing Member’s Membership Interest shall be the fair market value of such Membership

Interest determined as of the date of the Buy-Sell Notice (the “Buy-Sell Value”) by a single appraisal made by an appraiser agreed upon by the purchaser(s) and seller, which appraisal shall be final. If the parties cannot agree on a single appraiser, the Buy-Sell Value for the Withdrawing Member’s Membership Interest shall be determined by three appraisers, one selected by the purchaser(s), one selected by the seller and the third selected by the two appraisers. The Buy-Sell Value determined by a majority of the appraisers will be final. The costs of appraisal shall be borne equally between the purchaser(s) as a group and the seller. The purchase price to be paid for the Withdrawing Member’s Membership Interest will be reduced by the amount of any distributions made by the Company to the Withdrawing Member from the date the Buy-Sell Event occurred with respect to the Withdrawing Member to the Buy-Sell Closing.

13.6 Closing. The closing (the “Buy-Sell Closing”) of the purchase of any Membership Interest pursuant to this Article XIII shall take place on the date agreed upon by the purchaser(s) and seller, but not later than ninety (90) days after the occurrence of the respective Buy-Sell Event; provided, however, that when prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, the purchaser(s) and/or, if required by applicable law, the seller shall promptly file the required notice or application for approval and shall expeditiously process the same, and the Buy-Sell Closing shall be postponed until a day that is not less than three (3) business days nor more than thirty (30) business days after the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed. The purchase price for each Membership Interest being purchased will be payable in full in cash at Buy-Sell Closing. Upon payment of the purchase price, the Member selling its Membership Interest shall execute and deliver such assignments and other instruments as may be reasonably necessary to evidence and carry out the transfer of its Membership Interest to the purchaser(s). In connection with the sale of any membership Interest under this Article XIII, unless otherwise agreed by the purchaser(s) and seller, the purchaser(s) will assume the seller’s allocable portion of Company obligations to the extent related to the transferred interest as well as the seller’s individual obligations to the extent related to the transferred interest, other than income tax liabilities of the seller.

13.7 Effect on Withdrawing Member’s Interest. Upon the occurrence of a Buy-Sell Event, other than a Buy-Sell Event described in Section 13.1(g), the Percentage Interest represented by the Withdrawing Member’s Membership Interest will be excluded, until the date of the transfer of the Withdrawing Member’s Membership Interest under this Article XIII, from any calculation of aggregate Percentage Interests for purposes of any approval required of Members under this Agreement. Without limiting the generality of any other provision of this Agreement, upon the exercise of the Purchase Option, the Withdrawing Member, without further action, will have no rights in the Company or against the Company, any Member or any Manager other than the right to receive distributions from the Company through the Closing and payment for its Membership Interest in accordance with this Article XIII.

13.8 Failure to Exercise Purchase Option. In the event the Members or Purchase Option Assignee, if any, do not exercise their Purchase Options following a Buy-Sell Event described in 13.1(g), the Withdrawing Member may Transfer all, but not less than all, of its Membership Interest to the Person from whom the bona fide offer was received without the consent of the Disinterested Members; provided, however that the transferee of the Withdrawing Member’s Membership Interest (i) shall not be admitted as a substitute Member without full compliance with Sections 12.1(c), 12.2 and 12.3 and (ii) shall be subject to the Buy-Sell restrictions imposed under this Article XIII, In the event the Members or Purchase Option Assignee, if any, do not exercise their Purchase Options following a Buy-Sell Event described in Section 13.1(a), (b), (c), (d), (e) or (f), the Withdrawing Member shall have no right to transfer its Membership Interest to any Person. In the event Burlington does not exercise the Burlington Put Option as specified in Section 13.3(b), Unifi shall have no right to acquire Burlington’s Membership Interest. The rights set forth in this Article XIII in respect of the occurrence of one or more Buy-Sell Events from time to time with respect to a Member shall not be the sole and exclusive source of remedy or satisfaction of any party damaged with respect to any such Buy-Sell Event, and each of the parties shall retain all other remedies (statutory, equitable, common law or other) against the Withdrawing Member with respect thereto.

ARTICLE XIV - DISSOLUTION AND LIQUIDATION OF THE COMPANY

14.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Managers notify the Members that they have elected to continue the business of the Company, in which event the Company will continue until the Managers give notice that they elect to dissolve the Company);

(b) All Members sign a document stating their election to dissolve the Company;

(c) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal;

(d) The expiration of the term of the Company (as set forth in Section 1.6);

(e) Upon the happening of the bankruptcy or any other event of withdrawal (as defined in the Act) with respect to any member, unless there is at least one remaining Member and the business of the Company is continued by the written consent of a Majority in Interest of the remaining Members within ninety (90) days of the action by or affecting the withdrawing Member; or

(f) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

14.2 Continuation. Upon the occurrence of any of the events described in Section 14.1(e) above with respect to any of the Members, the business of the company will be continued if within ninety (90) calendar days a Majority in Interest of the remaining Members elect to continue the business of the Company. If the Members fail to continue the Company’s business as provided in this Section, the Company will be liquidated pursuant to Section 14.3.

14.3 Liquidation. Upon the happening of any of the events specified in Section 14.1 and, if applicable, the failure to continue the business of the Company under Section 14.2, the Board of Managers, or any liquidating trustee elected by the Members, will commence as promptly as practicable to wind up the Company’s affairs unless the Board of Managers or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Members will continue to share Company Cash Flow, Profits and Losses during the period of liquidation in the manner set forth in Articles X and XI. The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company and any Company assets that are not sold in connection with the liquidation, will be applied in the following order of priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to Members to the extent permitted by law;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 14.3(c); and thereafter

(c) To the-payment to the Members of the positive balances in their respective Capital Accounts, pro rata, in proportion to the positive balances in those Capital Accounts after giving effect to all allocations under Article X and all distributions under Article XI for all prior periods, including the period during which the process of liquidation occurs.

UMI agrees to pay to Burlington, before the payments specified in subparagraph (c) are to be made to Burlington, any amount necessary to restore the Capital Account of Burlington to the extent diminished by any distributions made to Burlington pursuant to Section 11.1(a) so that such payments in subparagraph (c) will be made in accordance with the restored Capital Account of Burlington.

14.4 Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Board of Managers shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Board of Managers shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE XV - MISCELLANEOUS

15.1 Records. The records of the Company will be maintained at the Company’s principal place of business, or at such other place selected by the Managers, provided that the Company keep at its principal place of business the records required by the Act to be maintained there. Appropriate records in reasonable detail will be maintained to reflect income tax information for the Members. Each Member, at such Member’s expense, may through any of its agents, employees or representatives, inspect and make copies of the records maintained by the Company and may require an audit of the books of account maintained by the Company to be conducted by independent accountants for the Company.

15.2 Reserves. The Board of Managers may cause the Company to create reasonable reserve accounts to be used exclusively to fund Company operating deficits and for any other valid Company purpose. The Managers shall in their sole discretion determine the amount of payments to such reserve accounts.

15.3 Notices. The Managers will notify the Members of any change in the name, principal or registered office or registered agent of the Company. Any notice or other communication required by this Agreement must be in writing. Notices and other communications will be deemed to have been given when delivered by hand (and receipt evidenced in writing from the intended recipient) or dispatched by means of electronic facsimile transmission or nationally recognized air courier, or on the third business day after being deposited in the United States mail, postage prepaid. In each case, notice hereunder shall be addressed to the Member to whom the notice is intended to be given at such Member’s address set forth on Schedule I to this Agreement or, in the case of the Company, to its principal place of business. A Member may change its notice address in writing to the Company and to each other Member given in accordance with this Section 15.3.

15.4 [Intentionally Omitted.]

15.5 Amendments. No amendment to this Agreement will be valid or binding upon the Managers, Members or the Company, nor will any waiver of any term of this Agreement be effective, unless in writing and signed by all of the Managers and by all of the Members. No amendment of the Company’s Articles of Organization will be valid or binding upon the Members unless approved by all of the Members.

15.6 Additional Documents. Each party hereto agrees to execute and acknowledge all documents and writing which the Mangers may deem necessary or expedient in the creation of the Company and the achievement of its purposes, including but not limited to Articles of Organization and any amendments or cancellation thereof.

15.7 Representations of Members. Each Member represents and warrants to the Company and every other Member that such Member (i) is fully aware of, and is capable of bearing, the risks relating to an investment in the Company; (ii) understands that its interest in the Company has not been registered under the Securities Act or the securities law of any jurisdiction in reliance upon exemptions contained in those laws; and (iii) has acquired its interest in the Company for its own account, with the intention of holding the interest for investment and without any intention of the participating directly or indirectly in and redistribution or resale of any portion of the interest in violation of the Securities Act or any applicable law.

15.8 Survival of Rights. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

15.9 Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to the conflicts of laws provisions thereof.

15.10 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

15.11 Agreement in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature pages and this Agreement may be executed by the affixing of the signatures of each of the members to one of such counterpart signature pages; all of such signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

15.12 Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company or of any Member. No creditor of the Company or of any Member will be entitled to require the Managers to solicit or accept any loan or additional capital contribution for the company or to enforce any right which the Company or any Member may have against a Member, whether arising under this Agreement or otherwise.

IN WITNESS WHEREOF, the undersigned, being all of the Managers and Members of the Company, have caused this Agreement to be duly adopted by the Company and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

UNIFI TEXTURED POLYESTER, LLC

BY:	/s/ William T. Kretzer
William T. Kretzer, President and Chief Executive Officer

BURLINGTON MANAGERS:	UNIFI MANAGERS:

/s/ George W. Henderson, III	/s/ William T. Kretzer
George W. Henderson, III	William T. Kretzer

/s/ George C. Waldrep	/s/ Willis C. Moore, III
George C. Waldrep	Willis C. Moore, III

/s/ Stewart Q. Little
Stewart Q. Little

MEMBERS:

BURLINGTON INDUSTRIES, INC.		UNIFI, INC.

BY:	/s/ John D. Englar	BY:	/s/ William T. Kretzer
	John D. Englar		William T. Kretzer
	Senior Vice President, Corporate Development and Law		President and Chief Executive Officer

UNIFI MANUFACTURING, INC.

BY:	/s/ Willis C. Moore, III
Willis C. Moore, III
Senior Vice President and Chief Financial Officer

SCHEDULE I

Names and Addresses of Members	Initial Capital Contribution	Membership Interests and Percentage Interests
Burlington Industries, Inc. 3330 W. Friendly Avenue Greensboro, NC 27410 ATTN: General, Counsel Telephone: (336) 379-2000 Telecopy: (336) 379-4504	$1,458.00	14.58%

Unifi Manufacturing, Inc. 7201 W. Friendly Avenue Greensboro, NC 27410 ATTN: Willis C. Moore, III Telephone: (336) 316-5664 Telecopy: (336) 294-4751	$8,542.00	85.42%

TOTALS:	$10,000.00	100%

SCHEDULE II

OFFICERS

NAME	TITLE
William T. Kretzer	President and Chief Executive Officer

Willis C. Moore, III	Senior Vice President, Treasurer and Chief Financial Officer

Stewart Q. Little	Vice President

Clifford Frazier, Jr.	Secretary

Charles F. McCoy	Assistant Secretary